CYBER-TEST, INC.


                              FINANCIAL STATEMENTS


                        AS OF DECEMBER 31, 2003 AND 2002










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                               TABLE OF CONTENTS


                                                                      Page No.
                                                                      --------


AUDITORS' REPORT                                                        1

FINANCIAL STATEMENTS:

        BALANCE SHEETS                                                 2-3

        STATEMENT OF INCOME AND RETAINED EARNINGS                       4

        STATEMENT OF CASH FLOWS                                         5


NOTES TO FINANCIAL STATEMENTS                                          6-9

SUPPLEMENTAL SCHEDULES                                                10-11


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CS&L - CHATHAM, SELAND & LASHLEY, P.A.
Certified Public Accountants






                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Cyber-Test, Inc.
448 Commerce Way #100
Longwood, Florida  32750

We have audited the accompanying balance sheets of Cyber-Test, Inc. as of December 31, 2003 and 2002, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards reaquire that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyber-Test, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the yeasrs then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Supplemental Schedules are presented for the purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



CHATHAM, SELAND & LASHLEY, P.A.

/s/ CHATHAM, SELAND & LASHLEY, P.A.

March 15, 2004

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                                CYBER-TEST, INC.
                                 BALANCE SHEETS
                        As of December 31, 2003 and 2002


                                     ASSETS
                                     ------

                                                        2003        2002
                                                        ----        ----
CURRENT ASSETS
  Cash                                               $  676,407   $ 1,041,879
  Accounts receivable (net of allowance
   for doubtful amounts of $14,457 and $6,000)          459,831       398,208
  Inventories                                           306,263       268,166
  Prepaid expenses                                       20,113        12,324
                                                     ----------   -----------

                        TOTAL CURRENT ASSETS         $1,462,614   $ 1,720,577


PROPERY AND EQUIPMENT                                   175,120       201,523
                                                     ----------   -----------

OTHER ASSETS
  Deposits                                               20,978        41,434
  Other Assets                                          224,325       107,887
                                                     ----------   -----------

                        TOTAL OTHER ASSETS           $  245,303       149,321
                                                     ----------   -----------

                              TOTAL ASSETS           $1,883,037   $ 2,071,421
                                                     ==========   ===========








                          Read the accompanying Notes

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                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------


                                                        2003        2002
                                                        ----        ----
CURRENT LIABILITIES
  Accounts payable                                 $    1,435   $   77,159
  Accrued expenses                                     85,330       74,572
  Unearned revenue                                    113,716      122,457
  Other liabilities                                    60,634       93,398
                                                   ----------   ----------

                TOTAL CURRENT LIABILITIES             261,115      367,586
                                                   ----------   ----------

LONG TERM DEBT                                              -            -

                        TOTAL LIABILITIES             261,115      367,586
                                                   ----------   ----------

SHAREHOLDERS' EQUITY
  Common stock (1000 shares authorized,
   100 shares issued and outstanding,
   $10 par value)                                       1,000        1,000
  Additional paid in capital                           49,000       49,000
  Retained earnings                                 1,571,922    1,653,835
                                                   ----------   ----------

                TOTAL SHAREHOLDERS' EQUITY          1,621,922    1,703,835
                                                   ----------   ----------

                        TOTAL LIABILITIES AND
                         SHAREHOLDERS' EQUITY      $1,883,037   $2,071,421
                                                   ==========   ==========


                          Read the accompanying Notes

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                                CYBER-TEST, INC.
                    STATEMENT OF INCOME AND RETAINED EARNINGS
                 For the Years Ended December 31, 2003 and 2002


                                                      2003          2002
                                                      ----          ----

SALES                                            $ 5,182,106    $ 6,828,135

COST OF SALES                                      2,978,076      4,142,117
                                                 -----------    -----------

GROSS PROFIT ON SALES                              2,204,030      2,686,018
                                                 -----------    -----------

EXPENSES
  Personnel                                        1,391,630      1,498,455
  Occupancy                                          288,909        290,163
  General and administrative                         413,562        417,775
                                                 -----------    -----------

                        TOTAL EXPENSES             2,094,101      2,206,393
                                                 -----------    -----------

INCOME FROM OPERATIONS                               109,929        479,625
                                                 -----------    -----------

OTHER INCOME (EXPENSES)
  Interest Income                                      8,043         12,358
  Director's compensation                            (96,699)       (96,569)
  Other                                              (10,982)         4,840
                                                 -----------    -----------

                TOTAL OTHER INCOME (EXPENSES)        (99,638)       (79,371)
                                                 -----------    -----------

NET INCOME                                            10,291        400,254

RETAINED EARNINGS: BEGINNING OF YEAR               1,653,835      1,393,356

DISTRIBUTIONS                                        (92,204)      (139,775)
                                                 -----------    -----------

RETAINED EARNINGS: END OF YEAR                   $ 1,571,922    $ 1,653,835
                                                 ===========    ===========

                          Read the accompanying Notes

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                                CYBER-TEST, INC.
                             STATEMENT OF CASH FLOWS
                 For the Years Ended December 31, 2003 and 2002



                                                      2003          2002
                                                      ----          ----


CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                      $   10,291    $   400,254
  Adjustments to reconcile net income to
    net cash provided by operating activities
    Depreciation and amortization                     56,318         49,718
    Changes in assets and liabilities:
      (Increase) Decrease in acounts receivable      (61,623)      (189,299)
      (Increase) Decrease in inventories             (38,097)       260,950
      (Increase) Decrease in prepaid expenses         (7,789)         5,812
      (Increase) Decrease in other assets            (95,982)       164,391
      (Increase) Decrease in accounts payable        (75,724)         2,316
      (Increase) Decrease in accrued expensse         10,758         18,032
      (Increase) Decrease in other liabilities       (32,764)        37,029
      (Increase) Decrease in deferred revenue         (8,741)        49,988
                                                  ----------    -----------

        NET CASH USED IN OPERATING ACTIVITIES       (243,353)       799,191
                                                  ----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                 (29,915)       (73,883)
                                                  ----------    -----------

        NET CASH USED IN INVESTING ACTIVITIES        (29,915)       (73,883)
                                                  ----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions to shareholders                      (92,204)      (139,775)
  Increase in amount due from Shareholder                  -         (7,500)
                                                  ----------    -----------

        NET CASH USED IN FINANCING ACTIVITIES        (92,204)      (147,275)
                                                  ----------    -----------

NET INCREASE (DECREASE) IN CASH                     (365,472)       578,033

CASH AT BEGINNING OF PERIOD                        1,041,879        463,846
                                                  ----------    -----------

CASH AT END OF PERIOD                              $ 676,407     $1,041,879
                                                  ----------    -----------

                          Read the Accompanying Notes

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                                CYBER-TEST, INC.
                             STATEMENT OF CASH FLOWS
                 For the Years Ended December 31, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

This summary of significant accounting policies of Cyber-Test, Inc. is presented to assist in the understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

     BUSINESS ACTIVITY - The Company operates as an independent service organization providing repair service for facsimile machines, printers, scanners, monitors and multi-function units. The repairs are performed on entire machines and/or circuit boards. A 90-day warranty is given to all entire machine repairs and a one-year warranty to circuit boards. The company provides office equipment dealers, original manufacturers, and third-party warranty companies a turnkey alternative for additional revenue by providing repairs to their customers. To help answer questions or give advice for technical problems the dealer or end user may have, a toll free number is available for select customers. Repair turn-around time averages two days. Most sales are in the eastern section of the United States, but sales are made to all geographic sections of the Unites States and there are some foreign sales. At December 31, 2003 the company had a customer base of approximately 5,000 dealers and repair shops.

     The company's future growth potential centers on three distinct areas:

          1.   Diversification   of  repair   capabilities  to  other  types  of
               electronic business equipment

          2. Providing repair services for manufacturers of facsimile machines as part of their warranty and post-warranty program.

          3. Selling a warranty service to the end user who does not already have an extended service warranty.

     MAJOR CUSTOMERS - During the years ended December 31, 2003 and 2002 the Company had sales to one customer that accounted for 31% and 48% of total sales, respectively.

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                                CYBER-TEST, INC.
                             STATEMENT OF CASH FLOWS
                 For the Years Ended December 31, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------------------

     ACCOUNTS RECEIVABLE - The allowance for doubtful accounts is based on management's evaluation of outstanding accounts receivable. During the year ended December 31, 2003, accounts in the amount of $6,543 were determined to be uncollectible and were charged to the allowance for doubtful acounts. As of December 31, 2003, accounts receivable from the one major customer was $158,376, for a total of 33% of all accounts receivable. As of December 31, 2002, accounts receivable from one major customer was $208,658, or 52% of all accounts receivable.

     INVENTORIES - Inventories consist primarily or repair parts, consumable supplies for resale and used machines that are held for resale. Inventory is stated at the lower of cost or market.

     MANAGEMENT ESTIMATES - The preparation of financial statements requires management to make the estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such amounts.

     PROPERTY AND DEPRECIATION - Property, plant and equipment are stated at cost. Assets are depreciated using straight-line and accelerated methods for financial statements and tax purposes, based on the following estimated usefullives:

          Building  and  improvements           15 to 40 years
          Machinery and equipment               3 to 7 years
          Furniture and fixtures                5 to 7 years

INCOME TAXES - The Company with the consent of its shareholders has elected to be taxed as as S corporation, which provides that income is passed through to the shareholders. Therefore there is no provision or liability for income taxes reflected in the financial statements.

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                                CYBER-TEST, INC.
                             STATEMENT OF CASH FLOWS
                 For the Years Ended December 31, 2003 and 2002


NOTE 2 - PROPERTY, PLANT AND EQUIPMENT
--------------------------------------

Property, plant and equipment consist of the following:

                                                        2003          2002
                                                        ----          ----

     Office equipment                                $ 389,785     $ 468,197
     Leaseholder improvements                          109,696       106,344
     Machinery and equipment                            91,662        95,976
     Vehicle                                            36,217        36,217
                                                     ----------    ----------

                                                       627,360       706,734

     Less: Accumulated depreciation and amortization  (452,240)     (505,211)
                                                     ----------    ----------

          Net Book Value                             $ 175,120     $ 201,523
                                                     ==========    ==========

Depreciation and amortization expense for the years ended December 31, 2003 and 2002 was $56,318 and $49,718, respectively.


NOTE 3 - OPERATING LEASE COMMENTS
---------------------------------

The Company is obligated under a lease for the premises located on Commerce Way, Longwood, Florida. The lease expires on July 31, 2004.

Lease expense under this lease for the years ended December 31, 2003 and 2002 was $170,719 and $166,225, respectively.


NOTE 4 -RELATED PARTY LOAN
--------------------------

Included in other assets is a $75,000 unsecured note receivable from a major shareholder.

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                                CYBER-TEST, INC.
                             STATEMENT OF CASH FLOWS
                 For the Years Ended December 31, 2003 and 2002


NOTE 5 - ADDITIONAL DISCLOSURES FOR CASH FLOWS
----------------------------------------------

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                                                        2003          2002
                                                        ----          ----

     Cash paid during the first year for interest      $   -         $    -

     Cash paid during the year for income taxes        $   -         $    -


NOTE 6 - OTHER LIABILITIES

During 2002 the Company acquired a vehicle through a zero interest loan. The balance at December 31, 2003, is $16.097. Future principal payments are $12,072 for 2004 and $4,025 for 2005.


NOTE 7 - CONCENTRATION OF CREDIT RISK

The Company places cash balances in excess of the limit insured by the Federal Deposit Insurance Corporation with high credit quality financial institutions. The excess amounts are therefore at risk of loss, although management believes the likelihood of loss is remote.

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                                CYBER-TEST, INC.
                             SUPPLEMENTARY SCHEDULES
                 For the Years Ended December 31, 2003 and 2002


                             SUPPLEMENTARY SCHEDULES
                             -----------------------


                                                    2003          2002
                                                    ----          ----
SCHEDULE #1 - COST OF SALES
---------------------------

  Purchase - parts                              $  902,909      $1,397,005
  Labor and benefits                               924,992       1,220,727
  Shipping                                         690,627         935,840
  Other                                            459,548         588,545
                                                ----------      ----------

                TOTAL                           $2,978,076      $4,142,117
                                                ==========      ==========

SCHEDULE #2 - PERSONNEL COSTS
-----------------------------

  Officers                                      $  205,965      $  303,975
  Employees                                        973,999         940,998
  Employee taxes and benefits                      211,666         253,482
                                                ----------      ----------

                TOTAL                           $1,391,630      $1,498,455
                                                ==========      ==========

SCHEDULE #3 - OCCUPANCY EXPENSES
--------------------------------

  Rent and Utilities                            $  288,909      $  290,163
                                                ----------      ----------

                TOTAL                           $  288,909      $  290,163
                                                ==========      ==========

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                                CYBER-TEST, INC.
                             SUPPLEMENTARY SCHEDULES
                 For the Years Ended December 31, 2003 and 2002


                             SUPPLEMENTARY SCHEDULES
                             -----------------------

                                                            2003       2002
                                                            ----       ----

SCHEDULE #4 - GENERAL AND ADMINISTRATIVE EXPENSES
-------------------------------------------------

  Advertising                                           $ 40,898      $ 69,973
  Depreciation and amortization                           56,318        49,718
  Credit card fees                                        29,549        21,464
  Printing                                                 4,655         8,643
  Subscriptions and internet connection                    5,636         3,708
  Meals and entertainment                                 10,316        13,519
  Taxes and licenses                                       4,123         2,905
  Insurance                                               23,413        14,383
  Repairs and maintenance                                 14,256        21,301
  Professional fees                                       53,929        65,756
  Telephone                                              116,792        90,404
  Office                                                   9,600        18,717
  Postage                                                  7,242         7,701
  Vehicle expense                                          5,952         3,228
  Training and seminars                                      150           693
  Travel                                                  30,733        25,662
                                                        --------      --------

                TOTAL                                   $413,562      $414,775
                                                        ========      ========







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